Exhibit 21.1

              CODED COMMUNICATIONS CORPORATION
                   LIST OF SUBSIDIARIES
                 AS OF DECEMBER 31, 1997



Name                            State or Country     Percent
                                of Incorporation      Owned

Wholly-owned subsidiaries of
Coded Communications Corporation:

 Coded Mobile Communications, Inc.  Delaware        100%
 Decom Systems, Inc.                Delaware        100%
 ComViSat, Inc.                     California      100%
 Coded ComViSat de Mexico, S.A.     Mexico          100%

Wholly-owned subsidiaries (inactive)
   of Decom Systems, Inc.:

 Coded LMR Holding, Inc.            California      100% (1)
 Coded Land Mobile Radio, Inc.      California      100% (1)
 Coded Communications Network
   Systems, Inc.                    California      100% (1)
 DSI Management Co.                 California      100% (1)
 Decom Systems, International       California      100% (1)
 Decom Systems GmbH                 Germany         100% (1)

___________________________________________
(1)  Percentage of ownership of Decom Systems, Inc.